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INTERWEST BANCORP, INC. COMPLETES ACQUISITION OF KITTITAS VALLEY BANCORP

OAK HARBOR, Wash., Sept. 1 InterWest Bancorp, Inc., today announced that its acquisition of Kittitas Valley Bancorp of Ellensburg, Washington has been completed with an effective date of August 31, 1998.

Kittitas Valley Bancorp's subsidiary, Kittitas Valley Bank N.A., will remain a separate entity under the InterWest Bancorp, Inc. holding company. The holding company's banking subsidiaries include: InterWest Bank, First National Bank of Port Orchard, Pacific Northwest Bank and Pioneer National Bank. Kittitas Valley Bank maintains a strong commitment to small to mid-market businesses, as well as community banking and operates three offices in Kittitas County: Ellensburg, Cle Elum and Roslyn. The combined operation will have assets of approximately $2.5 billion and 55 branch offices in 16 counties throughout Western and Central Washington.